UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VOXX International Corporation

(Name of Registrant as Specified in Its Charter)

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2351 J Lawson Blvd.

Orlando, FL 32824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 25, 2019

Dear Shareholder:

You are cordially invited to the annual meeting of the shareholders of VOXX International Corporation (“Voxx” or the “Company”) which will be held at the Company’s New York offices, 180 Marcus Boulevard, Hauppauge, New York 11788 on Thursday, July 25, 2019 at 10:00 a.m. EDT, for the following purposes:

1.	To elect seven directors to serve until the 2020 Annual Meeting of Shareholders or until their successors are elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020.

In their discretion, the proxies are authorized to vote, as described in the accompanying proxy statement, upon any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record as of the close of business on May 28, 2019 are authorized to receive notice of, and to vote their shares at the annual meeting or any adjournment thereof.

As detailed in the Proxy Statement, you may vote your shares via the Internet, by telephone, by mail or by written ballot at the annual meeting. Voting your shares via the Internet is the most cost-effective method. If your shares are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the annual meeting, we encourage you to vote your shares promptly using one of the methods discussed above. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

We hope to see many of you at our meeting in Hauppauge, New York.

BY ORDER OF THE BOARD OF DIRECTORS,

JANINE RUSSO

Corporate Secretary

Orlando, Florida

June 6, 2019

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 25, 2019. THE PROXY STATEMENT AND THE FORM 10-K OF THE COMPANY ARE AVAILABLE AT http://www.proxyvote.com.

PLEASE VOTE YOUR SHARES PROMPTLY.

VOXX INTERNATIONAL CORPORATION

2351 J LAWSON BLVD.

ORLANDO, FL 32824

800-645-7750

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, JULY 25, 2019

PROXY STATEMENT

This proxy statement contains information about the annual meeting of shareholders of VOXX International Corporation. The accompanying proxy is solicited by the Board of Directors on behalf of the Company which is paying the full costs of the solicitation.

2019 Annual Meeting

The annual meeting of shareholders of VOXX International Corporation will be held at 10:00 a.m. EDT on July 25, 2019 at the VOXX International Corporation New York office, 180 Marcus Boulevard, Hauppauge, NY 11788.

At the annual meeting, you will be asked:

•	to elect the seven nominees for director to the Board of Directors to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified; and

•	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020.

The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Internet Availability of Proxy Materials

Proxy materials are being furnished to shareholders via the Internet on or about June 6, 2019 rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. This proxy statement and the Company’s 2019 Annual Report on Form 10-K are available at www.proxyvote.com. Internet distribution of proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would like to receive proxy materials for the annual meeting or for future shareholder meetings, you may request printed copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•

By e-mail: send an email message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12 digit control number located in your Notice of Internet Availability of Proxy Materials in the subject line.

Solicitation and Voting of Proxies

Only shareholders of record at the close of business on May 28, 2019 (the “Record Date”) will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. At the close of business on the Record Date, there were 21,938,100 outstanding shares of our Class A common stock, par value $.01 per share, and 2,260,954 outstanding shares of our Class B common stock, par value $.01 per share. At the annual meeting, each share of Class A common stock is entitled to one vote (whether in person or by proxy or pursuant to a shareholders’ consent) and each share of Class B common stock is entitled to ten votes (whether in person or by proxy or pursuant to a shareholders’ consent).

Class A directors are elected by the affirmative vote of a plurality of the votes of the Class A shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The Class A and B directors are elected by the Class A and Class B shareholders voting together. The ratification of the appointment of the independent registered public accounting firm must be approved by holders of a majority of the Class A and B shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Mr. John J. Shalam, our Chairman of the Board, controls in excess of 50% of the combined Class A and B votes and he intends to vote his shares to approve all of the matters to be voted upon at the meeting that are described in this proxy statement.

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

Quorum Requirement and Votes Required

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the annual meeting. If your shares of Voxx Class A Common Stock are held by a broker, bank or other nominee, you will receive instruction from them on how to vote your shares. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. The annual meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present. If a quorum is not present, the Chairman of the meeting may adjourn the meeting to another place, date or time, without notice other than announcement at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the annual meeting as originally notified.

If you hold shares of Voxx Class A Common Stock in your own name, you may give instructions on how your shares are to be voted by following the telephone or internet voting procedures described on the proxy card, or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope.

A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly submitted and unrevoked proxy, the shares represented by the proxy will be voted on that particular matter as follows:

•	FOR the election as directors of the seven nominees named in this proxy statement under the caption “Nominees”; and

•	FOR the ratification of the appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending February 29, 2020.

Board Recommendation

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed in the proxy card and described in this proxy statement.

Voting Your Shares

The Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Patrick M. Lavelle and Charles M. Stoehr to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. You may also vote your shares by mail, telephone or by the Internet as described on your proxy card.

Changing Your Vote By Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

Shareholder Proposals and Director Nominations at Future Meetings

Proposals intended to be presented by shareholders at the Company’s 2020 annual meeting must be received by the Corporate Secretary of the Company at its New York offices no later than February 7, 2019, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposals must comply with all applicable statutes and regulations.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently comprised of Peter A. Lesser, Denise Waund Gibson, John Adamovich, Jr., John J. Shalam, Patrick M. Lavelle, Charles M. Stoehr and Ari M. Shalam, all with terms ending at the 2019 Annual Meeting of Shareholders. Under the Company’s restated bylaws, all directors are elected at each annual meeting of shareholders, to hold office until the expiration of their term or until their respective successors are elected and shall qualify. The Board has nominated seven directors to be elected at the 2019 annual meeting to serve until the next annual meeting, or until a successor is elected and has qualified, or until his/her earlier death, resignation or removal.

The ages, principal occupations, certain directorships held (including all directorships held within the past five years), specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director, and other information as of June 3, 2019 with respect to our nominees and directors are shown below. Diversity is one of the factors that the Board of Directors considers in identifying nominees for director. This means that the Board of Directors seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, knowledge and abilities that will allow the Board to fulfill its responsibilities. In selecting director nominees, the Board of Directors considers all aspects of a potential nominee’s background, including leadership skills, integrity, educational background, business and professional experience, business acumen, diversity of viewpoints, and other qualities. The Board’s goal is to identify individuals who will enhance and add valuable perspective to the Board and who will help us capitalize on business opportunities in a challenging and highly competitive market. The Board of Directors has not adopted a formal diversity policy with regard to the selection of director nominees.

CLASS A DIRECTOR NOMINEES

Peter A. Lesser, 84, was elected to the Board of Directors in 2003. Mr. Lesser was the President of X-10 (USA) Inc., a manufacturer and wholesaler of electronic home control and security systems from 1984 through 2009. Mr. Lesser was also a founder and shareholder of, and served as a director of X-10 Limited, the Hong Kong based parent company of X-10 (USA) Inc. X-10 Limited was a Bermuda corporation with its headquarters in Hong Kong and had a manufacturing facility in China from 1987 to 2011. He was a Member of the Executive Board of the Consumer Technology Association (“CTA”) from 1999 to 2010, and was its Industry Executive Advisor from 2005 to 2010. From 1997 through 1999, Mr. Lesser served as the President of the (electronic) Security Industry Association (“SIA”). Mr. Lesser’s qualifications to serve on the Board include his demonstrated leadership and knowledge of marketing, operational and strategic issues facing the consumer electronics business gained through his experience as a chief executive officer and director of a leading electronic home control and security system business. In addition, Mr. Lesser’s years of service on the boards of the CTA and SIA provide the Board with diverse and valuable expertise.

Denise Waund Gibson, 59, was elected to the Board of Directors in 2015. Ms. Gibson is a seasoned senior executive and board member with over 30 years of experience in consumer electronics design and manufacturing, logistics and supply chain, distribution and retail services. Ms. Gibson currently serves as the co-founder and Chair of Ice Mobility, launched in 2014, a national provider and distributor of wireless products and supply chain logistics solutions. Prior thereto, Ms. Gibson served as the founder and former President/CEO of Brightstar US and as a director of Brightstar Corp. from 2001 to 2011. Brightstar is a leading services provider to the global wireless industry. Prior to joining Brightstar, she spent 17 years at Motorola. Ms. Gibson serves as an independent director on the board of Orica Limited, where she also chairs the Innovation and Technology Committee and serves on the Human Resources and Compensation Committee; ORBCOMM, where she serves on the Audit and Compensation Committees; and Aerial Technologies. She also chairs the Foundation, serves on the Board of Industry Leaders, serves on the Audit Committee, and has also served as a member of the executive board and as Chairman of the Audit Committee of the Consumer Technology Association, and was former Vice Chair of CTIA’s Wireless Foundation. Ms. Gibson’s qualifications to serve on the Board include her demonstrated leadership ability, her knowledge of marketing, supply chain logistics, corporate finance and the operational and strategic issues facing the consumer electronics business. Additionally, her current and prior board service at CTA, CTIA and Brightstar will give her invaluable insight to the issues the Company’s Board may consider.

John Adamovich, Jr., 65, was elected to the Board of Directors on November 1, 2016. Mr. Adamovich has over forty years of financial and management experience, and a wealth of expertise in corporate finance, corporate governance, mergers and acquisitions, and SEC and risk management compliance. Most recently, Mr. Adamovich served as Chief Financial Officer of Aeroflex Holding Corp., a NYSE-listed aerospace and test and measurement company focused on wireless communications, or its predecessor, for almost ten years. He was responsible for all financial functions, including corporate reporting, financial planning, accounting, tax, treasury, insurance, internal audit, IT, and risk management. Prior to Aeroflex, Mr. Adamovich served as Executive Vice President and Chief Financial Officer of Rainbow Media Enterprises, a subsidiary of Cablevision Systems Corporation, where he oversaw finance functions for the Company’s direct broadcast satellite business, three national cable television networks and a regional movie chain. Previously thereto, he served as Group Vice President and Chief Financial Officer and Treasurer of NYSE listed Pall Corporation, a leading manufacturer of filtration, separation and purification solutions. Earlier in his career, Mr. Adamovich held a number of roles over a more than 20-year period with KPMG, ultimately as an SEC Reviewing Partner and Professional Practice Partner. Mr. Adamovich’s qualifications to serve on the Board include his vast knowledge of and experience with corporate reporting, mergers and acquisitions, financial planning, accounting, and tax throughout his career as both a corporate executive/CFO and an SEC Reviewing Partner and Professional Practice Partner at KPMG.

CLASS A AND B DIRECTOR NOMINEES

John J. Shalam, 85, was elected Chairman of the Board of VOXX International Corporation on May 1, 2005. He has served as President, Chief Executive Officer and as a Director of Voxx or its predecessor from 1960 through May of 2005. Since then, he has served as Chairman of the Board and Director of Voxx. Mr. Shalam is on the Board of Industry Leaders of the Consumer Technology Association (“CTA”). Mr. Shalam’s qualifications to serve on the Board include his decades of leadership experience in the consumer electronics industry as well as his in-depth knowledge of the Company, its history and the consumer electronics industry, gained through his years of service to the Company, including leading the Company as President, CEO and Director from 1960 through 2005. Mr. Shalam is also uniquely qualified to provide leadership and strategic expertise to the Board gained through his many years of service on various boards including the JPMorgan Chase Regulatory Advisory Board and various boards of the CTA, including its Executive Board.

Patrick M. Lavelle, 67, was elected President and Chief Executive Officer of VOXX International Corporation on May 1, 2005. He had been Vice President of Voxx since 1980 and was appointed Senior Vice President in 1991. In 1998, Mr. Lavelle was appointed President of VOXX Electronics Corp., the Company’s Mobile and Consumer Electronics Division. He was elected to the Board of Directors in 1993 and serves as a Director of most of Voxx’s operating subsidiaries. Mr. Lavelle is a past Chairman of the Consumer Technology Association’s (“CTA”) Board of Directors. Mr. Lavelle is also a member of the Board of Trustees and Chairman of the Admissions Committee of Marist College, Poughkeepsie, New York. He is currently a member of CTA’s Executive Board and Chair of its Compensation Committee. Mr. Lavelle’s qualifications to serve on the Board include his expertise in marketing, sales, finance and strategy in the consumer electronics industry gained through his experience as an executive of the Company for over 30 years. In addition, through his years of service on the Board of the Company and other boards, such as the CTA and Marist College, Mr. Lavelle is able to provide diverse and valuable financial and operational expertise to the Board.

Charles M. Stoehr, 73, has been our Chief Financial Officer since 1979 and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of Voxx since 1987 and also serves as a Director of most of Voxx’s operating subsidiaries. Mr. Stoehr’s qualifications to serve on the Board include his extensive financial, executive leadership and organizational experience, including over six years of experience in the commercial banking industry and 31 years of experience as Chief Financial Officer of our Company. His insight into the Company’s financial performance and the banking and consumer electronics businesses are critical to Board discussions.

Ari M. Shalam, 49, has over 17 years of experience in the real estate investment business in sourcing, finance, acquisition, development and management of commercial, retail and residential properties and has been a Director of Voxx since July 2011. Presently, Mr. Shalam is Managing Partner of RWN Real Estate Partners LLC, a NYC based real estate private equity investment fund. From September 2009 to April 2011, Mr. Shalam was the President and CEO of Enterprise Asset Management, Inc. From December 2003 to September 2009, Mr. Shalam was a senior partner and director of Taconic Investment Partners, a fully integrated real estate investment and development company. From April 2001 to December 2003, Mr. Shalam was director of acquisitions for the Kaufman Organization. From 1992-1996 and 1998-2000, Mr. Shalam was employed by the Company as VP for Strategic Planning. Mr. Shalam is a former trustee of the Trinity School in New York City, is a member of the Advisory Board of the Institute of Urban Research at the University of Pennsylvania where he is a frequent guest lecturer at the Wharton School, and is currently a member of the board of directors of Good+ Foundation, a not-for-profit entity. Mr. Shalam received his BS-Economics from the Wharton School of the University of Pennsylvania and his MBA from the Harvard Business School. Mr. Shalam’s qualifications to serve on the Board include his extensive leadership experience and knowledge of real estate, corporate finance and investment strategy gained throughout his real estate investment career.

MANAGEMENT RECOMMENDS VOTING “FOR” ALL OF THE NOMINEE DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct

The Company operates in accordance with a plan of corporate governance that is designed to define responsibilities, set high standards of professionalism and personal conduct, and assure compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and modifies its corporate governance plan accordingly.

It is the policy of the Company that it maintains a standard Code of Business Conduct, Ethics and a Whistleblower or Complaint Procedure that clearly define the organization’s expectations of its employees regarding ethical and honest business conduct and actions that represent a conflict of interest. The aforementioned Code of Conduct and Whistleblower policy aids management in preventing and identifying possible fraudulent acts within the Company. The Company’s Code of Business Conduct and Ethics for Officers and Directors (the “Code of Ethics”) prohibits our directors, named executive officers (“NEOs”), other officers and key accounting and finance personnel from buying or selling our common stock for at least three business days after material nonpublic information is released to the public or fifteen days prior to the end of each fiscal quarter through three business days after the Company’s quarterly and annual earnings release. The Company communicates to all of its employees its Code of Business Conduct and Ethics and maintains a posting of such policies on its corporate website. The Company does not have a formal written compensation recovery policy. However, it reserves the right to create such a policy in the future.

Board Leadership Structure

The offices of the Chairman of the Board and Chief Executive Officer are currently separate. Mr. Shalam serves as the Company’s Chairman and Mr. Lavelle serves as the Company’s Chief Executive Officer. The Board believes that this structure is the most appropriate structure at this time. Mr. Shalam is not an independent director, but is the former President and CEO of the Company. The directors of the Board believe that Mr. Shalam’s in-depth knowledge of and former management responsibility for the Company’s business make him the best qualified director to serve as our Chairman.

Board’s Role in Risk Oversight

Our Board of Directors is responsible for consideration and oversight of risks facing the Company. In order to ensure that material risks are identified and managed appropriately, the Board and its committees regularly review material financial and other risks with management. The Audit Committee discusses major areas of financial risks with our independent registered accounting firm. In addition, the Company’s risk oversight process involves the Board receiving information from management on a variety of matters, including operations, finance, regulatory, and strategy, as well as information regarding any material risks associated with each matter. The full Board, or the appropriate Board committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. Information brought to the attention of one of the committees can then be shared with management or the full Board, as appropriate.

Board of Directors

The Board of Directors has standing audit, compensation, affiliate transaction, and nominating and governance committees, and may also, in accordance with the Company’s Bylaws, appoint other committees from time to time. Each committee has a written charter. Any of these documents will be provided in print to any shareholder who submits a request in writing to the Company’s Corporate Secretary at its New York office location, VOXX International Corporation, 180 Marcus Blvd., Hauppauge, NY 11788.

The Board of Directors held seven (7) meetings and acted by consent four (4) times during the fiscal year ended February 28, 2019. Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board and its committees, as well as the annual meeting of shareholders. All board members attended last year’s annual meeting of shareholders. Each director attended 75% or more of the aggregate number of board and related committee meetings during the year.

Audit Committee

The Audit Committee, which held five (5) meetings and acted by consent one (1) time during the fiscal year ended February 28, 2019, currently consists of three members, namely, John Adamovich, Jr., Chairman, Peter A. Lesser and Denise Waund Gibson all of whom qualify as “independent directors” and as Audit Committee Members under the Nasdaq corporate governance rules. All Audit Committee members possess the required level of financial literacy and the Board of Directors has determined that at least one member of the Audit Committee, Mr. John Adamovich, Jr., meets the current standard of “audit committee financial expert” as defined in Item 407 of Regulation S-K.

The Audit Committee operates pursuant to the VOXX International Corporation Audit Committee Charter. The Company’s independent auditors report directly to the Audit Committee. The Audit Committee, consistent with the SEC rules, meets with management and the auditors prior to the filing of the officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies in the design or operation of internal controls.

Compensation Committee

The Compensation Committee, which held two (2) meetings and acted by consent three (3) times during the fiscal year ended February 28, 2019, currently consists of three members, namely, Messrs. Lesser, Chairman, and Adamovich, and Ms. Gibson, each of whom qualify as “independent directors” under the Nasdaq corporate governance rules and as “outside directors” under the Internal Revenue Code of 1986. The Compensation Committee has the responsibility for establishing, implementing and monitoring adherence to the Company’s executive compensation policies and practices; overseeing and administering the Company’s stock option plan and restricted stock plans; and approving equity awards and non-equity awards for all employees. The Committee’s responsibilities are further defined in the Committee’s charter.

Affiliate Transaction Committee

The Affiliate Transaction Committee, which did not meet during the fiscal year ended February 28, 2019, currently consists of three members, namely, Ms. Gibson, Chairwoman, and Messrs. Lesser and Adamovich.

The Affiliate Transaction Committee has the authority to negotiate, review and approve or disapprove of any transaction involving consideration of more than $1 million between the Company and any director, officer or controlling shareholder of the Company.

Nominating and Governance Committee

The Nominating and Governance Committee was formed on April 10, 2019, and consists of Ari Shalam, as well as three outside directors, including Ms. Gibson, Chairwoman, and Messrs. Lesser and Adamovich. The committee has not held its first meeting.

The Nominating and Governance Committee has been established to coordinate and engender more effective communication among the board members, manage expectations at meetings of the Board and its committees, and to provide oversight of the Company’s governance process.

Stock Ownership Guidelines

The Company does not currently have equity ownership targets for its NEOs or other executives to maintain a personal ownership position in the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of three independent directors, Peter A. Lesser, Denise Waund Gibson and John Adamovich, Jr.

Communications with Directors

Shareholders who wish to communicate with our directors to report complaints or concerns may do so by writing to them at the Company’s New York office location c/o Corporate Secretary, VOXX International Corporation, 180 Marcus Blvd., Hauppauge, NY 11788, or by sending an email to secretary@voxxintl.com. Any such communication should contain the security holder’s name, number of shares owned, length of period held, proof of ownership, address and any individual director or committee to which the security holder would like to have the written communication sent. Such comments or questions will be referred to members of the Audit Committee. All other questions or comments will be referred to the appropriate director.

Compensation of Directors

Currently, our non-management directors receive an annual retainer of $50,000, plus $1,000 for each board meeting, compensation committee and audit committee meeting attended whether by phone or in person. Chairs of each of the audit and compensation committees each also receive an additional $10,000 per year.

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company’s non-management directors during the fiscal year ended February 28, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter A. Lesser	$72,000	$—	$—	$—	$—	$1,626	$73,626
Denise Waund Gibson	$62,000	$—	$—	$—	$—	$2,811	$64,811
John Adamovich, Jr.	$72,000	$—	$—	$—	$—	$456	$72,456
Ari M. Shalam	$56,000	$—	$—	$—	$—	$1,180	$57,180

MANAGEMENT RECOMMENDS VOTING “FOR” ALL OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, the Board has selected Grant Thornton LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending February 29, 2020 and has further directed that management submit the selection of Grant Thornton LLP for ratification by our shareholders. Grant Thornton LLP has audited the Company’s financial statements since Fiscal 2003. Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

The Company has been informed by Grant Thornton LLP that, to the best of its knowledge, neither the firm, nor any of its members or its associates, has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Stockholder ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Principal Accounting Fees and Services

For the fiscal years ended February 28, 2019 and February 28, 2018, the Company was billed the following fees by Grant Thornton LLP (and its affiliates) for services rendered during the year or for the audit in respect of that year:

Fee Type	2/28/2019	2/28/2018
	(In thousands)
Audit Fees (1)	$2,149	$2,167

Audit-Related Fees (2)	—	—

Tax Fees (3)	123	121

Total	$2,272	$2,288

(1)

Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. It also includes fees for statutory audits of our international subsidiaries for the respective fiscal years.

(2)	Audit-Related Fees comprise fees for services that reasonably relate to the performance of the audit or review of the Company’s financial statements including the support of business acquisitions.
(3)	Tax Fees comprise fees for tax compliance, tax planning and tax consulting.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining auditor independence. In 2003, the Audit Committee adopted a policy concerning approval of audit and non-audit services to be provided by Grant Thornton LLP. The policy requires that all services Grant Thornton LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Audit Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of Grant Thornton LLP provided such engagement will amount to fees of less than $50,000 and such engagement is reported to the Chairman of the Committee and reported to and ratified by the Committee at its next meeting.

All of the services for Audit and Audit-Related Fees, Tax Fees and All Other Fees referenced above were approved by the Audit Committee pursuant to Rule 2-01i(c)(7)(i)(C) of Regulation S-X under the Securities Act of 1933, as amended.

The Audit Committee considered the impact of the non-audit services provided to us by Grant Thornton LLP in Fiscal 2019 on the independence of Grant Thornton LLP from us in evaluating whether to appoint Grant Thornton LLP to perform the audit of our financial statements and internal controls for the fiscal year ending February 29, 2020.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2020.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

The Audit Committee is responsible for the oversight of all aspects of the Company’s accounting and financial reporting processes, internal controls and audit functions. Management has primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed the Company’s financial statements with management.

Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits, in accordance with generally accepted auditing standards, of the Company’s financial statements and management’s assessment and effectiveness of internal controls. Grant Thornton LLP also has the responsibility of expressing an opinion on the financial statements of the Company.

In connection with the preparation and filing of the Company’s annual report on Form 10-K for the fiscal year ended February 28, 2019 (the “2019 Annual Report on Form 10-K”):

•

the Audit Committee discussed with Grant Thornton, LLP, with and without management present, the integrity of the Company’s accounting policies, internal controls, financial statements and the quality of the Company’s financial reporting practices;

•	the Audit Committee reviewed and discussed the audited financials included in the 2019 Annual Report on Form 10-K with the Company’s management and Grant Thornton LLP;

•

the Audit Committee discussed with Grant Thornton, LLP the matters required to be discussed by Statement of Accounting Standards (SAS) 61 (as updated by SAS 114 The Auditor’s Communication with Those Charged with Governance); and

•

the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP and satisfied itself as to Grant Thornton LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the February 28, 2019 audited financial statements and assessment of the effectiveness of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

John Adamovich, Jr. Chairman

Peter A. Lesser

Denise Waund Gibson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Affiliate Transaction Committee of the Board reviews all related party transactions involving aggregate consideration of more than $1 million between the Company and any of the Company’s controlling shareholders or members of our Board of Directors or officers or affiliates. All facts and circumstances surrounding each related party transaction may be considered. If the Affiliate Transaction Committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the committee prior to the Company entering into such transaction or ratified thereafter. Transactions or relationships previously approved by the committee or in existence prior to the formation of the committee do not require approval or ratification.

Michael Lavelle, the son of Patrick Lavelle, serves as Vice President of Expeditor Sales since April 1, 2019. From March 2017 to March 2019, he served as Assistant Vice President of Expeditor Sales. He previously was an Expeditor Group Manager for Voxx, and has been with the Company since 2003. Michael Lavelle’s annual aggregate compensation was $174,101 for the fiscal year ended February 28, 2019.

Thomas P. Jacobs II, the son of Paul Jacobs, has served as Regional Vice President of Klipsch Group, Inc. since March 2011. Thomas P. Jacobs II’s aggregate annual compensation was $348,462 for the fiscal year ended February 28, 2019.

Jeremy Stoehr, the son of Charles M. Stoehr, serves as Vice President of Web Services for Voxx and has been with the Company since 2003. Jeremy Stoehr’s aggregate annual compensation was $139,337 for the fiscal year ended February 28, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s Common Stock by all directors, nominees for election as directors, executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the shareholders below is c/o VOXX International Corporation, 2351 J Lawson Blvd., Orlando, Florida 32824. Except as otherwise provided, the table below relates to shares of the Company’s Class A and Class B Common stock. The content of the table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of May 28, 2019.

	Class A Common Stock			Class B Common Stock
Name and Address (1)	# of Shares		% of Class	# of Shares		% of Class
John J. Shalam	1,926,552	(2)	8.78%	2,144,152	(2)	94.83%
Patrick M. Lavelle	27,650		*	—		—%
Denise Waund Gibson	32,100		*	—		—%
T. Paul Jacobs	23,500		*	—		—%
Ari Shalam	19,067	(3)	*	38,934		1.72%
Loriann Shelton	14,674		*	—		—%
Charles M. Stoehr	13,673		*	—		—%
John Adamovich, Jr.	11,000		*	—		—%
Peter A. Lesser	5,000		*	—		—%
Edward D. Mas	—		*	—		—%

All directors and officers as a group (16 persons)	2,085,235		9.50%	2,183,086		96.55%

* Less than one (1%) percent.

(1)	Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.
(2)	Excludes 2,202 shares of Class A common stock and 116,802 shares of Class B common stock (which are entitled to 10 votes per share), held by Mr. Shalam’s three sons, including Mr. Ari Shalam.
(3)	The number of shares stated as “beneficially owned” excludes 10 shares of Class A common stock held for the benefit of his son.

Security Ownership of More than Five Percent

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s Class A common stock. The information contained in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information.

Name and Address of Other 5% Holders of Class A Common Stock	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Kahn Brothers LLC (1)
555 Madison Avenue, 22nd Floor	3,678,225	16.76%
New York, NY 10022

Dimensional Fund Advisors LP (2)
Palisades West, Building One	1,845,211	8.41%
6300 Bee Cave Road
Austin, TX 78746

Royce & Associates, LLC (3)
745 Fifth Avenue	1,723,348	7.86%
New York, NY 10151

(1)	Information reported is derived from a Schedule 13G/A of Kahn Brothers LLC dated and filed with the Securities and Exchange Commission on January 25, 2018.
(2)	Information reported is derived from a Schedule 13G/A of Dimensional Fund Advisors LP dated and filed with the Securities and Exchange Commission on February 8, 2019.
(3)	Information reported is derived from a Schedule 13G/A dated July 5, 2018 of Royce & Associates LP and filed with the Securities and Exchange Commission on January 16, 2019.

Executive Officers of the Company

The following is a list of our executive officers as of February 28, 2019:

Name	Age	Date First Elected Officer	Present Title
Patrick M. Lavelle	67	1980	President and Chief Executive Officer
Charles M. Stoehr	73	1978	Senior Vice President and Chief Financial Officer
Loriann Shelton	62	1994	Senior Vice President and Chief Operating Officer
Ian Geise	47	2016	President, VOXX Accessories Corp.
T. Paul Jacobs	61	2011	President and Chief Executive Officer for Klipsch Group, Inc.
Thomas C. Malone	64	1986	President of VOXX Advanced Solutions LLC
Edward D. Mas	58	2018	President and Chief Executive Officer for VOXX Automotive Corp.
C. David Geise	68	2007	CEO, VOXX Accessories Corp.
Oscar Bernardo	58	2015	Chief Operating Officer for KGI
Richard A. Maddia	60	1991	Vice President, Management Information Systems
Janine Russo	57	2018	Corporate Secretary

Mr. Patrick M. Lavelle was elected President and Chief Executive Officer of VOXX International Corporation in May 2005. From 1991 to 2005, Mr. Lavelle was Senior Vice President of Voxx. From 1980 to 1991, Mr. Lavelle held the position of Vice President of Voxx. In 1993, Mr. Lavelle was elected to the Board of Directors and serves as a Director of most of Voxx’s operating subsidiaries.

Mr. Charles M. Stoehr has been the Chief Financial Officer of VOXX International Corporation since 1978. In 1990, he was elected Senior Vice President of Voxx. Mr. Stoehr was elected to the Board of Directors in 1987 and serves as a Director of most of Voxx’s operating subsidiaries.

Ms. Loriann Shelton was appointed Chief Operating Officer in January 2016. She previously held the position of Chief Accounting Officer of VOXX International Corporation since 2012, and has been Senior Vice President since 2006. During these periods, she has also been Chief Financial Officer of VOXX Electronics Corp. and VOXX Accessories Corp. (subsidiaries of Voxx). From 1994-2006, Ms. Shelton was Vice President of Finance and Controller for VOXX Electronics Corp.

Mr. Ian Geise, son of Mr. David Geise, has been with VOXX Accessories Corp. since 2008 and has served as President since 2016. Prior thereto he most recently served as Senior Vice President, Marketing and Product Management, and prior to that, as Vice President of Marketing at VOXX Accessories Corp. Before joining VOXX Accessories, Mr. Geise worked for Sirius Satellite Radio and Direct TV.

Mr. T. Paul Jacobs was elected President and CEO of Klipsch Group, Inc. (“KGI”) in July 2011. Prior thereto he served as the President of both Klipsch Audio Technologies and Jamo International and as Executive Vice President, Chief Operating Officer and Vice President of Worldwide Sales for KGI. Mr. Jacobs also serves on the Audio Board of the Consumer Electronics Association.

Mr. Thomas C. Malone was appointed President of VOXX Advanced Solutions LLC (a subsidiary of VOXX International Corporation) in February 2016. He previously held the position of Senior Vice President of Sales of VOXX International Corporation from 2006-2016. In 2007, Mr. Malone was appointed President of VOXX Electronics Corp. (a subsidiary of Voxx). From 1986-2006, Mr. Malone was Vice President of Sales for VOXX Electronics Corp.

Mr. Edward D. Mas has been with VOXX Automotive Corp. since 2010, and has served as President and Chief Executive Officer since March 1, 2018. Prior thereto, he most recently served as Executive Vice President at VOXX Automotive Corp., and prior thereto he was employed for 11 years at Invision Automotive Systems. Before joining Invision, Mr. Mas worked for 16 years at Panasonic Automotive Systems as Head of Manufacturing.

Mr. David Geise was appointed CEO of VOXX Accessories Corp. in February 2016. He previously held the position of President of VOXX Accessories, Corp. (a subsidiary of VOXX International Corporation) and Senior Vice President of Voxx from 2007-2016. From 1998-2006, Mr. Geise held numerous executive positions with Thomson Consumer Electronics. From 2001-2006, Mr. Geise was Vice President and General Manager of Thomson Accessories World-Wide. In 2006, Mr. Geise also held the position of Vice President of International Business Americas.

Mr. Oscar Bernardo has been with Klipsch Group, Inc. (“KGI”) since 2006, prior to the Company’s acquisition of KGI in 2011, and has served as Chief Operating Officer of KGI since 2015. Prior thereto, he served as President of Global Operations for KGI since 2014, and prior to that, as Senior Vice President of Sales and Operations for KGE. Before joining KGI, Mr. Bernardo worked for Audio Products International, Fineline Circuits Limited and Campeau.

Mr. Richard A. Maddia has held the position of Vice President of Management Information Systems of VOXX International Corporation since 1991. From 1996-2005, he was a member of the Board of Directors of Voxx. Prior to joining the Company in 1986, Mr. Maddia held positions at Upjohn Healthcare Services, Associated Merchandise Corporation and Executive Life Insurance Company.

Ms. Janine Russo has held the position of Corporate Secretary of VOXX International Corporation since August 2018. She has been the Operations Support Administrator since 2017. She previously held the position of Administrative Assistant to the CFO and one of the Company’s senior vice presidents since her employment with the Company in 2001. From 2004-2017, she also held the position of Building Coordinator.

Under the Company’s By-Laws, the officers of the corporation hold office until their respective successors are chosen and qualified or until they have resigned, retired or been removed by the affirmative vote of a majority of the Board of Directors. There are no family relationships between any of the executive officers, with the exception of C. David Geise and Ian Geise noted above, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was elected.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, policies and practices with respect to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the other individuals named in the “Summary Compensation Table” below, who are collectively referred to as the Named Executive Officers (“NEOs”) for the fiscal year ended February 28, 2019. It includes information regarding the Company’s overall compensation objectives and each element of compensation that we provide. The Company’s compensation policies and practices were evaluated to ensure that they do not encourage excessive risk taking. It should be noted that performance-based compensation plans require participants to take on normal business risks to grow the business and maintain and/or increase its profitability. Management’s internal review included consideration of all employees of the Company, based on classification, location and operating unit. We do not structure performance-based programs to incent any employee, location or operating unit to exceed that normal level of business risk. Based on this assessment, the Company concluded that it has a balanced pay and performance program.

The principal elements of our executive compensation programs are base salary, annual performance based non-equity incentives and cash bonuses, short-term and long-term equity incentive awards in the form of stock options, a supplemental executive retirement plan, a deferred compensation program, supplemental executive term life insurance and disability plans, certain perquisites and other benefits such as a 401(k) and Profit Sharing Plan with employer matching contributions, a Cash Bonus Profit Sharing Plan and health and welfare plans that are generally available to all of our salaried employees. The Company’s objective is that the total compensation paid to executive officers and other employees should be competitive with the compensation provided to other persons with similar levels of responsibility at companies of similar size, complexity, revenue and growth potential. The Company’s executive compensation practices recognize the caliber, level of experience and performance of management and include meaningful incentives to maximize long term shareholder value while achieving the Company’s short-term financial objectives.

The Compensation Committee, which we refer to in this discussion as the “Committee,” reviews and approves compensation for the Company’s PEO, PFO, other NEOs and directors, subject to Board of Director approval. Periodically, the Committee reviews relevant competitive data provided by third party compensation professionals, the internal human resource department, and the observations and recommendations of the Company’s executive management. In addition, the PEO submits recommended compensation levels for other executive officers of the Company to the Committee for its review and approval. The Committee has the discretion to modify any compensation recommendations by management.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and driven by, and decisions are made by the Committee, the recommendations of certain Company executive officers are taken into account in connection with setting the compensation of other executive officers. As described above, the PEO makes initial recommendations with respect to executive officers other than himself. Executive officers also participate in the preparation of materials requested by the Committee for use and consideration at the Compensation Committee meetings. The Company bases its compensation plan on the Company’s performance. The Company conducted an internal study of the compensation plans for each of its PEO, PFO, NEOs and other senior vice presidents and vice presidents to determine whether its compensation plans created risks that would be reasonably likely to have material adverse effects on the Company. In a report submitted to the Compensation Committee, the Company concluded that the compensation plans and the Company’s framework of internal controls ensure that the compensation policies and practices will not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Policies

The Committee has designed the Company’s compensation program to promote individual performance and to be competitive with market practices in order to attract, retain, and motivate talented individuals in the consumer electronics industry, taking into account relative size, performance and geographic location as well as individual responsibilities and performance. The Company’s compensation program also seeks to hold our executives accountable and reward them appropriately for the success of the Company. Accordingly, the Committee strives to create an executive compensation program that is competitive, as well as reflective of Company-wide strategic objectives and individual performance.

The Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives. The Committee believes that: (i) base salaries, which are based on market practices of similar companies, are designed to attract and retain our executives; (ii) bonuses are designed to motivate our executives to achieve specific corporate and personal performance goals and to share in the Company profits; (iii) equity incentive awards are designed to align the interest of our executive officers and shareholders by (a) motivating and rewarding the executive officer when shareholder value increases, and (b) reward the executive officer for continued future service; (iv) deferred compensation plans are designed to provide our executives with supplemental retirement benefits by permitting the deferral of additional salary and bonuses with a limited employer matching contribution; (v) supplemental executive term life insurance and disability plans are designed to provide our executives and their families with supplemental benefits in accordance with market practices; and (vi) other elements of compensation are primarily based on market practices.

The Committee’s philosophy for other benefits, such as general retirement and health and welfare benefits, is to make these benefits available to employees on a non-discriminatory basis. The Company’s compensation philosophy is designed to structure its compensation policy so that executive compensation is dependent on the achievement of corporate objectives and on the long-term increases in shareholder value.

The Company’s executive compensation programs are designed to achieve the following objectives:

•	Offer a total compensation package that is competitive with the compensation levels and practices of peer companies;

•	Motivate and reward executives whose performance is important to the Company’s continued growth, profitability and success;

•	Align a portion of executive compensation to the Company’s financial strategic objectives and the executive’s individual contributions toward those objectives;

•	Align the interest of the Company’s executives with the long-term interests of its shareholders;

•	Motivate executives to work together to achieve corporate goals by linking the annual cash incentives to the achievement of those corporate goals; and

•	Provide incentives that promote executive retention.

Principal Elements of our Executive Compensation Programs

This section describes the various elements of our compensation programs for our NEOs, with a discussion of the Committee’s reasons for including a particular item in the compensation program. The Company’s executive compensation program has six principal components that are discussed below.

Executive Base Salary

The Company provides our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Annual base salary ranges are determined for each executive, on a case-by-case basis, based on the position, the individual level of responsibility and performance, and the unique value and historical contributions made to the Company’s success. The Committee reviews salaries each year as part of the Company’s annual performance review process as well as upon a promotion or other change in job responsibility. The Committee reviews base salary recommendations from the PEO for our other executive officers other than the PEO. Based upon this review process, the Committee approves base salaries for our executive officers. The Committee believes that the base salaries for our executive officers are based on levels commensurate with competitive amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and of similar size.

2019 Executive Incentive Bonus Plan

Executive bonuses are used to motivate individuals and to reward our executives for the achievement of the Company’s financial objectives and their individual performance goals. Bonus formulas are approved by the Committee at the beginning of the fiscal year and are paid on an annual basis after the completion of the fiscal bonus year, with the exception of the put option earned by a KGI executive as described below, which is deferred in accordance with his employment contract. Under our bonus programs, the Chairman of the Board’s and the Chief Financial Officer’s bonuses are based upon the Company’s pre-tax earnings, except for extraordinary items.

For Fiscal 2019, Mr. Shalam’s bonus was 3% of consolidated pre-tax earnings of the Company (including certain adjustments) and Mr. Stoehr’s bonus was .75% of consolidated pre-tax earnings (including certain adjustments). As the Company did not achieve pre-tax earnings for Fiscal 2019, no bonuses were awarded to Mr. Shalam or Mr. Stoehr. Mr. Lavelle’s bonus required attainment of targeted pre-tax earnings of the Company, calculated at two hundred and fifty thousand dollars ($250,000) for each and every five million dollars ($5,000,000) for Fiscal 2019. As the Company did not earn pre-tax profits for Fiscal 2019, no pre-tax bonus targets were met. Accordingly, Mr. Lavelle did not receive a bonus for Fiscal 2019.

For Fiscal 2019, Ms. Shelton’s bonus includes a guarantee of $50,000 plus $37,500 upon the achievement of consolidated pre-tax earnings of $5,000,000 and $37,500 upon the achievement of each $5,000,000 of consolidated pre-tax earnings thereafter. For Fiscal 2019, Ms. Shelton earned a bonus of $50,000 representing her guarantee.

Mr. Jacobs’ bonus is determined by the achievement of performance goals (as determined by the PEO and the Committee), plus an EBITDA target for the Klipsch subsidiary (as determined by the PEO and the Committee). Mr. Jacobs is also entitled to a put option, which is determined by multiplying the cumulative after tax net profit or loss of KGI (commencing March 1, 2011 (“Commencement Date”)) by 1.6%, and bearing interest at the same per annum rate the Company receives from its lead bank. For Fiscal 2019, Mr. Jacobs earned a bonus of $250,000 and $118,367 for the put option.

For Fiscal 2019, Mr. Mas’ bonus was determined by multiplying the pre-tax income of select reporting units by two and one-half percent (2.5%). For Fiscal 2019, Mr. Mas earned a bonus of $251,380.

Non-equity incentives or bonuses for other executive officers are based upon targets considering various pre-tax profit or EBITDA thresholds and/or individual performance goals. Targets achieved may result in payments of specific dollar amounts awarded or up to 20% of the executive’s base salary. For those executives whose bonuses are based on 20% of his or her base salary, the Committee bases 50% of the executive officers’ bonus on the achievement of corporate profitability targets during the fiscal year and 50% of the bonus is based on achievement of individual performance targets. The Committee believes that incentive cash bonuses should have an individual component that an executive directly contributes to and a corporate component that an executive indirectly contributes to. Individual performance objectives are determined by the executive officer to which the potential bonus recipient reports. At times, the Committee will approve additional discretionary cash bonus awards that the PEO recommends for certain executives based on individual performance levels that exceed expectations or for the successful completion of special strategic projects or events.

The Committee also reviews the unique circumstances involved in the recruitment of the Company’s executive officers and will approve the payment of hiring bonuses if, in the judgment of the Committee, such payments are necessary to successfully recruit certain executives.

Executive Stock Based Compensation Awards

The Company’s Stock Based Compensation Incentive Plan (the “Stock Based Incentive Plan”) encourages participants to focus on long-term Company performance and provides an opportunity for our executives and designated key employees to increase their ownership in the Company through grants of the Company’s common stock or grants of stock options. The Stock Based Incentive Plan provides for restricted stock grants and option grants to executive officers, employees and outside directors. The purpose of the Company’s Stock Based Incentive Plan is to provide additional incentive to our executives, directors, and other employees whose substantial contributions are essential to the continued growth and success of the Company’s business. Grants of stock or options are designed to strengthen their commitment to the Company, to motivate such persons to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. Additionally, the purpose of the Stock Based Incentive Plan is to secure, for the Company and its shareholders, the benefits of the incentive inherent in increased common stock ownership by our executives and the members of the Board who are not employees of the Company who drive, direct and execute the Company’s strategic objectives.

The Committee administers the Company’s Stock Based Incentive Plan for our executive officers, employees, and outside directors. Stock based compensation is primarily composed of stock option grants and restricted stock and is intended to focus our executives on creating long-term shareholder value. The Committee may periodically grant stock options and stock awards to executives who are responsible for designing and implementing the Company’s long-range strategic plan. At its discretion, the Committee may also grant options and stock awards based on individual and corporate achievements. Under these plans, the Committee has the authority to grant options to purchase common stock, with an exercise price equal to or above the fair market value of the common stock on the date of grant. To date, the Committee has never elected to re-price outstanding options. For grants of stock awards, shares are issued to the executive on the vesting date of the awards at the closing price of the stock on the vesting date. The Committee believes that the ability to provide stock options and stock awards to the executive officers, who are responsible for the Company’s management and growth, may give them an opportunity to own the Company’s stock and better align their interests with the interests of our shareholders. The Stock Based Incentive Plan also can promote the retention of our executives due to the vesting provisions of the option and stock award grants and the potential upside for stock price appreciation.

For these reasons, the Committee considers stock options and awards as an element of compensation when it reviews our executive officer compensation programs.

The Committee has the authority to approve grants made to the PEO, PFO, directors and other executive officers and, in certain cases, recommends grants to the entire Board for its approval. The Committee determines the number of shares underlying each stock option grant or stock award based upon the executive level and years of service, the Company’s performance and the executives’ individual roles and responsibilities. As discussed above, the Company typically reviews salaries, bonuses, other benefits, stock option grants and stock awards on an annual basis. This process typically begins during the fourth quarter and is completed before the fiscal year end or shortly thereafter. In addition, in the event that an executive officer or a designated key employee is hired during the year, the Committee may make a discretionary grant at the commencement of employment.

No stock options were awarded by the Company in Fiscal 2019. In addition, there were no outstanding awards at the end of Fiscal 2019.

Supplemental Executive Retirement Plan

The Company’s Board of Directors adopted the 2014 Equity Plan, which was approved by the Company’s stockholders, pursuant to which the Company may provide supplemental retirement income to the Chairman and select executive officers of the Company. Subject to certain performance criteria, service requirements and age restrictions, eligible employees will receive restricted stock awards. The restricted stock awards vest on the later of three years from the date of grant, or the grantee reaching the age of 65 years. Pursuant to the 2014 Equity Plan, 188,245 shares of restricted stock were granted to the participating executives during Fiscal 2019. The number of outstanding restricted stock awards for the Chairman and each named executive officer is set forth in the Outstanding Equity Awards at 2019 Fiscal Year End table below.

Executive Deferred Compensation Plan

The Company has a non-qualified Deferred Compensation Plan (“the Plan”) for a select group of executives, including the NEOs. The Plan is intended to provide certain executives the ability to defer additional salary and bonuses, in addition to those amounts that are permitted to be deferred under the Company’s 401(k) and Profit Sharing Plan. The Deferred Compensation Plan provides for an employer matching contribution equal to 25% of the employee deferrals up to $20,000 or a maximum employer matching contribution of $5,000 per year, which vests immediately. For Fiscal 2019, the Company continued its suspension of employer matching contributions to the Plan. Except for Mr. Lavelle’s compensation arrangement, the Company is under no obligation to set aside any additional funds for the purpose of making payments under the Plan. In accordance with Mr. Lavelle’s Fiscal 2019 compensation arrangement, the Company is required to contribute $250,000 annually into a separate deferred compensation account (the “Lavelle Account”) on his behalf and for his benefit. The employer contributions into this account are invested by the Company in certain mutual funds. All earnings and losses are allocated directly to this account and all employer contributions and earnings thereon vest immediately. Contributions and earnings and the total account balance on this account as of the end of the 2019 fiscal year are shown in the Nonqualified Deferred Compensation table for Mr. Lavelle on page 28 of this proxy statement.

The Deferred Compensation Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. All compensation deferred under the Plan is held by the Company in a “Rabbi” investment trust and invested by the participant among a number of mutual funds. Earnings and losses are allocated to the participant’s individual account. Company contributions are vested immediately. The Committee has the option of amending or terminating the Plan at any time. Contributions and earnings on those contributions and total account balances as of the end of the 2019 fiscal year are shown for our NEOs in the Nonqualified Deferred Compensation table on page 28 of this proxy statement.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and disability insurance plans, our 401(k) and profit sharing plan, the Cash Bonus Profit Sharing Plan, in each case on the same basis as our other employees. In addition, certain executives, including our NEOs, receive additional benefits, including supplemental life insurance, supplemental short-term and long-term disability benefits, car allowances or mileage reimbursements, and reimbursement of business-related expenses.

Tax and Accounting Implications of the Executive Compensation Program

It is the Committee’s goal that the Company’s executive compensation programs maximize the benefit of tax laws and accounting requirements, while meeting the Company’s compensation policies and objectives. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the

Company’s covered employees. Covered employees include (1) an employee who is the Principal Executive Officer or the Principal Financial Officer at any time during the year, (2) the other three most highly compensated officers, other than the Principal Executive Officer or the Principal Financial Officer, and (3) any individual who was a covered employee at any time after December 31, 2016.

Prior to 2018, Section 162(m) exempted qualifying performance based compensation from the $1 million limitation, if certain requirements were met. The Tax Cuts and Jobs Act (“TCJA”) eliminated the exemption for performance based compensation other than with respect to payments made pursuant to certain “grandfathered” arrangements entered prior to November 2, 2017. While the Company’s incentive plans were previously structured to try and qualify as performance based compensation, that exemption will no longer be available for future tax years (other than with respect to certain “grandfathered” arrangements as noted above). The Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

We adopted ASC 718 (“ASC 718”) effective December 1, 2005. In determining equity compensation awards for Fiscal 2019, we generally considered the potential expense of our compensation awards under ASC 718 and the impact on earnings per share. We concluded that the award levels are in the best interests of our shareholders given competitive compensation practices among our peer companies, the awards’ potential expense, our performance and the impact of the awards on executive motivation and retention.

Employment Agreements

Each NEO, with the exception of John J. Shalam, the Chairman of the Board, and Edward D. Mas, President of Voxx Automotive Corp., has an employment agreement with either the Company, or certain of its wholly owned subsidiaries, which provide for severance pay and other benefits upon a termination of employment. Each NEO’s employment agreement requires the payment of compensation to the executives if their employment terminates under certain circumstances.

Patrick M. Lavelle

On June 11, 2007, the Company’s Board of Directors authorized and approved a three-year employment contract effective March 1, 2007 with Mr. Patrick M. Lavelle (the “Employment Agreement”). A copy of the Employment Agreement was filed as Exhibit 10 to the Company’s Report on Form 8-K filed on June 15, 2007 with the Securities and Exchange Commission.

The Employment Agreement will be automatically renewed for successive one year periods unless either party notifies the other of his or its intention not to renew the Employment Agreement not less than one hundred eighty (180) days prior to the expiration of the initial or any renewal term, as the case may be. On March 1, 2018, the contract automatically renewed for another one year.

During the term of the Employment Agreement, the Company will pay Mr. Lavelle an annual base salary of Seven Hundred Fifty Thousand Dollars ($750,000) per annum. Pursuant to the Employment Agreement, Mr. Lavelle, effective as of the first fiscal year the Company achieves any year-end pre-tax profit, and for each fiscal year thereafter during the employment period, shall have credited to the Lavelle Account Two Hundred Fifty Thousand Dollars ($250,000) for Mr. Lavelle’s benefit, which sum shall be in addition to any other amounts that the Company may be required to pay for Mr. Lavelle’s benefit under any deferred compensation plan established for the benefit of Mr. Lavelle and/or any other key executives of the Company.

In addition, the Company will pay Mr. Lavelle an annual bonus of Two Hundred Fifty Thousand Dollars ($250,000) for each and every Five Million Dollars ($5,000,000) of pre-tax profit earned by the Company during the fiscal year (including certain adjustments). In addition, the Employment Agreement provides for an annual discretionary merit based bonus, at the sole discretion of the Board, based on the Company’s performance.

If Mr. Lavelle’s employment is terminated by the Company without cause or by Mr. Lavelle for good reason, which is defined to include, among other things, a Change of Control (as defined in the Employment Agreement), the Employment Agreement with Mr. Lavelle provides for post-employment benefits including payment of base salary through termination, any bonuses awarded and not yet paid, a cash payment equal to the average of the Annual Incentive Bonuses (as defined in the Employment Agreement) awarded in the two years immediately preceding termination, vested benefits, and two years’ base salary, all as set forth in the Employment Agreement.

Mr. Lavelle is subject to non-compete restrictions during his employment and for 24 months following termination, and non-solicitation during his employment and for 12 months following termination.

The above is a summary of the terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement.

Charles M. Stoehr

In January 2017, the Company entered into an employment agreement with Mr. Stoehr (the “CFO Employment Agreement”). A copy of the CFO Employment Agreement was filed as Exhibit 10.1 to the Company’s report on Form 10-K filed on May 15, 2017. The term of the CFO Employment Agreement ends on February 28, 2020, unless terminated earlier pursuant to its terms. The CFO Employment Agreement will automatically renew on a year to year basis if notice of termination is not given by one of the parties at least 180 days prior to the renewal date.

In accordance with the CFO Employment Agreement, the Company will pay Mr. Stoehr an annual base salary, subject to review and potential upward adjustment annually as authorized and approved by the PEO and the Committee. In addition, Mr. Stoehr will be paid a bonus calculated based on 0.75% of consolidated pre-tax earnings (including certain adjustments).

In the event of the termination of Mr. Stoehr’s employment by the Company, without cause, by Mr. Stoehr for “Good Reason,” by Mr. Stoehr via voluntary retirement within two (2) years from the effective date of the CFO Employment Agreement, or by virtue of Mr. Stoehr’s death or disability, the executive shall be entitled to certain payments and continuation of benefits depending on the reason for termination as more specifically set forth in the CFO Employment Agreement. If his employment is terminated by the Company without cause or by Mr. Stoehr for “Good Reason,” which is defined to include a Change in Control (as defined in the CFO Employment Agreement,) Mr. Stoehr shall be paid one year of Base Compensation (subject to reduction in the event of a voluntary retirement), plus any earned and unpaid Base Compensation for the period ending on termination, plus the incentive bonus prorated as of the date of termination.

Mr. Stoehr is subject to a non-compete restriction during employment and for one year following termination and to non-solicitation and non-interference restrictions during his employment and for two years following termination.

Loriann Shelton

In January 2017, the Company entered into an employment agreement with Ms. Shelton (the “COO Employment Agreement”). A copy of the COO Employment Agreement was filed as Exhibit 10.2 to the Company’s report on Form 10-K filed on May 15, 2017. The term of the COO Employment Agreement ends on February 28, 2020, unless terminated earlier pursuant to its terms. The COO Employment Agreement will automatically renew on a year to year basis if notice of termination is not given by one of the parties at least 180 days prior to the renewal date. On January 10, 2019, the Company entered into a First Amendment (“First Amendment”) to the COO Employment Agreement, a copy of which was filed with the Company’s annual report on Form 10-K/A.

In accordance with the COO Employment Agreement, as amended, the Company will pay Ms. Shelton an annual base salary, subject to review and potential upward adjustment annually as authorized and approved by the PEO and the Committee. In addition, Ms. Shelton will be paid a guaranteed bonus of $50,000, and be eligible for additional incentives based on the achievement of certain consolidated pre-tax earnings levels (including certain adjustments).

In the event of the termination of Ms. Shelton’s employment by the Company, without cause, by Ms. Shelton for “Good Reason,” by Ms. Shelton via voluntary retirement within two (2) years from the effective date of the COO Employment Agreement, or by virtue of Ms. Shelton’s death or disability, the executive shall be entitled to certain payments and continuation of benefits depending on the reason for termination as more specifically set forth in the COO Employment Agreement, as amended. If her employment is terminated by the Company without cause or by Ms. Shelton for “Good Reason,” which is defined to include a Change in Control (as defined in the COO Employment Agreement, as amended), Ms. Shelton shall be paid one year of Base Compensation, plus any earned and unpaid Base Compensation for the period ending on termination, plus any guaranteed annual bonus, and any incentive bonus prorated as of the date of termination.

Ms. Shelton is subject to a non-compete restriction during employment and for one year following termination and to non-solicitation and non-interference restrictions during her employment and for two years following termination.

T. Paul Jacobs

On February 3, 2011, KGI entered into an employment agreement with Mr. Jacobs, which agreement was authorized and approved by the Company’s Board of Directors in conjunction with the Company’s acquisition of KGI (the “KGI Agreement”). A copy of the KGI Agreement was filed as Exhibit 10.5 to the Company’s Report on Form 10-K filed on May 16, 2011 with the Securities and Exchange Commission. The KGI Agreement is effective until any of the parties notifies the other of his or its intention to terminate employment with the Company according to the terms outlined in the agreement.

During the term of the KGI Agreement, the Company will pay Mr. Jacobs an annual base salary, subject to review and potential upward adjustment annually as authorized and approved by the PEO and the Committee.

In addition, the Company will pay Mr. Jacobs an annual bonus equal to a maximum of fifty percent (50%) of his base salary based on achievement of EBITDA goals (as determined by the PEO) and other goals established at the beginning of each year, which are designed to promote the growth of the Company. In addition, the KGI Agreement provides for a put option for Mr. Jacobs, determined by multiplying the cumulative after tax net profit or loss of KGI (commencing March 1, 2011 (“Commencement Date”)) by 1.6%, and bearing interest at the same per annum rate the Company receives from its lead bank. Mr. Jacobs was entitled to begin requesting cash payment of his accumulated put option balances beginning 30 months from the Commencement Date and at no less than 60-month intervals, thereafter, at each request.

In the event of the termination of Mr. Jacobs’ employment by the Company, without cause, by Mr. Jacobs, with good reason, or by virtue of Mr. Jacobs’ death or disability, he is entitled to certain payments and continuation of benefits depending on the reason for termination as more specifically set forth in the KGI Agreement. The KGI Agreement does not provide for a payment in the event of a change in control.

Mr. Jacobs is subject to confidentiality restrictions during his employment and thereafter, and to non-compete, non-solicitation and non-disparagement restrictions during his employment and for 12 months following termination.

The above is a summary of the terms of the KGI Agreement and is qualified in its entirety by reference to the KGI Agreement.

401(k) and Profit Sharing Plan

The Company has a 401(k) plan for eligible employees. The Company matches a portion of the participant’s contributions. From March 1, 2018 to December 31, 2018, the match amount was 40% of elective deferrals up to a maximum of 4% of eligible compensation after three months of service. Effective January 1, 2019, the company match amount was changed to 33% of elective deferrals up to a maximum of 6% of eligible compensation. Shares of the Company’s common stock are not an investment option in the Savings Plan and the Company does not use such shares to match participants’ contributions. The Company contributed approximately $378,000 to the 401(k) plan during Fiscal 2019.

The Company also has a Profit Sharing Plan that allows the Company to make discretionary profit sharing contributions for the benefit of participating employees, including the NEOs, for any fiscal year in an amount determined by the Board of Directors. Whether or not the Board of Directors makes a discretionary contribution, the size of the contribution is dependent upon the performance of the Company. A participant’s share of the discretionary contribution is determined pursuant to the participant’s eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. During Fiscal 2019, the Board did not make a discretionary profit-sharing contribution to the Plan.

Cash Bonus Profit Sharing Plan

The Company has a Cash Bonus Profit Sharing Plan that allows the Company to make profit sharing contributions for the benefit of eligible employees, including NEOs, for any fiscal year in an amount not to exceed 3.5% of pre-tax profits or $2.5 million. If pre-tax profits in any given fiscal year do not exceed $3 million, there will be no contribution to the Cash Bonus Profit Sharing Plan for that fiscal year. The size of the contribution is dependent upon the performance of the Company. A participant’s share of the contribution is determined pursuant to the participant’s eligible wages for the fiscal year as a percentage of eligible wages for all participants for the fiscal year. The Company elected not to make a cash bonus profit sharing contribution for Fiscal 2019.

Measuring Company Performance for Compensation Purposes

The value of our stock options is based upon the Company’s performance, as reflected in the price of its stock and is believed to best reflect the longer-term performance of the Company. Bonuses and other performance-based incentives are based on revenue, operating income targets or pre-tax profits established in connection with the annual budgeting process, or upon achieving certain strategic goals and are believed to best reflect the short-term performance of the Company.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee

Peter A. Lesser, Chairman

Denise Waund Gibson

John Adamovich, Jr.

Fiscal 2019 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (4)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Patrick M. Lavelle	2019	$1,000,000	$—	$412,500	$—	$—	$28,057	$1,440,557

President and Chief	2018	$1,000,000	$—	$107,524	$—	$1,750,000	$25,316	$2,882,840

Executive Officer	2017	$1,000,000	$—	$95,560	$—	$250,000	$23,291	$1,368,851

Charles M. Stoehr	2019	$400,000	$—	$100,858	$—	$—	$25,521	$526,379

Senior Vice President and	2018	$400,000	$—	$38,914	$—	$272,283	$25,291	$736,488

Chief Financial Officer	2017	$400,000	$—	$33,754	$—	$52,401	$24,527	$510,682

Loriann Shelton	2019	$450,000	$—	$114,375	$—	$50,000	$21,315	$635,690

Senior Vice President and	2018	$450,000	$—	$49,462	$—	$312,500	$21,692	$833,654

Chief Operating Officer	2017	$450,000	$37,500	$38,002	$—	$87,500	$19,282	$632,284

Edward D. Mas	2019	$275,000	$—	$41,933	$—	$251,380	$7,665	$575,978

President, Voxx Automotive	2018	$275,000	$—	$—	$—	$157,249	$8,154	$440,403

Corp.	2017	$275,000	$—	$—	$—	$194,788	$6,738	$476,526

T. Paul Jacobs	2019	$500,000	$—	$49,269	$—	$368,367	$24,660	$942,296

President and	2018	$500,000	$—	$76,030	$—	$57,901	$16,995	$650,926

Chief Executive Officer, KGI	2017	$497,308	$—	$43,169	$—	$364,475	$15,929	$920,881

John J. Shalam (6)	2019	$450,000	$—	$234,687	$—	$—	$13,046	$697,733

Chairman of The Board	2018	$450,000	$—	$57,156	$—	$1,114,580	$12,432	$1,634,168

	2017	$450,000	$—	$47,538	$—	$214,470	$53,279	$765,287

(1)

The Company deferred $250,000 in Fiscal Years 2019, 2018 and 2017 of Mr. Lavelle’s salary into a special deferred compensation account (the “Lavelle Account”). See further discussion in the non-qualified deferred compensation plan table.

(2)	This column represents the aggregate fair value of stock awards granted to our NEOs. The amounts presented do not represent the actual value that will be recognized by the individuals upon issuance.
(3)

This column represents the aggregate fair value of stock options granted to each of our NEOs. The amounts presented do not represent the actual value that will be recognized by the NEOs upon exercise, as applicable. No stock options were granted by the Company during Fiscal Years 2019, 2018 or 2017.

(4)	Refer to CD&A for a further discussion on the non-equity incentive plan and bonus calculations for the Voxx Chairman and NEOs.
(5)	See the All Other Compensation Table below for additional information.
(6)	Mr. Shalam, Chairman of the Board of Voxx, is not an executive officer of the Company.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Auto Allowance	Value of Supplemental Life Insurance Premiums (1)	Employer Contributions Relating to Employee Savings Plan	Other (2)	Total

Lavelle	$18,789	$5,351	$3,917	$—	$28,057

Stoehr	$14,974	$6,073	$4,474	$—	$25,521

Shelton	$12,000	$4,983	$4,332	$—	$21,315

Mas	$—	$3,603	$4,062	$—	$7,665

Jacobs	$—	$4,983	$5,202	$14,475	$24,660

Shalam	$3,763	$6,073	$3,209	$—	$13,045

(1)

This column represents taxable payments made for the Chairman of Voxx and the named executives to cover premiums for a $1,000,000 (or such reduced amount as may be required by the Company’s insurer due to age coverage constraints) life insurance policy and supplemental disability insurance, which are owned by each executive.

(2)	This column contains continuing education and/or professional subscription fees reimbursed by KGI to Mr. Jacobs.

Note:

The column entitled “Employer Contributions Relating to Cash Bonus Profit Sharing Plan” has been omitted because there were no employer contributions to the Cash Bonus Profit Sharing Plan for Fiscal 2019.

Grants of Plan Based Awards during Fiscal 2019

The following table discloses the amount of non-equity incentive plan awards for Fiscal 2019:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards Number of Shares of Stock (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Lavelle	4/12/2018	$—	$—	$	— *	75,000

Stoehr	4/12/2018	$—	$—	$	— *	18,338

Shelton	4/12/2018	$50,000	$50,000		$50,000 *	20,795

Mas	4/12/2018	$—	$251,380		$251,380 *	7,624

Jacobs (1)	4/12/2018	$—	$368,367		$368,367 *	8,958

Shalam	4/12/2018	$—	$—	$	— *	42,670

(1)	Mr. Jacobs’ target and maximum non-equity incentive award include put option earnings of $118,367 for Fiscal 2019.

* Based on the Fiscal 2019 financial results, this represents the maximum achieved.

Note:	The columns which present information related to “All Other Awards” have been omitted as there is no information to report in these columns for Fiscal 2019.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table sets forth outstanding stock option awards classified as exercisable and unexercised and restricted stock awards not yet vested as of February 28, 2019, for the Chairman and NEOs.

	Equity Incentive Plan Awards
Name	Shares That Have Not Yet Vested (1) (#)	Market or Payout Value of Shares That Have Not Yet Vested (1) ($)
Lavelle	127,028	$615,583
Stoehr	36,859	$173,526
Shelton	61,883	$391,667
Mas	7,624	$41,933
Jacobs	55,181	$343,588
Shalam	69,115	$339,381

(1) These columns exclude 76,394 shares or $761,416 for Mr. Lavelle, 20,717 shares or $205,657 for Mr. Stoehr, and 44,212 shares or $442,491 for Mr. Shalam representing restricted stock granted pursuant to the Company’s Supplemental Executive Retirement Plan which have vested to date but are not issued. When issued, these awards will be settled in shares or in cash at the Company’s sole option.

Note: Information regarding Option Awards has been omitted because there were no outstanding unexercised options awards or unexercised options unexercisable at February 28, 2019.

Option Exercises and Stock Vested at 2019 Fiscal Year End

The table below provides information regarding the vesting of stock awards during the fiscal year ended February 28, 2019, by the following NEO’s.

	Stock Vested
	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (1) ($)
Lavelle	18,795	$152,803
Stoehr	5,731	$46,593
Shelton	—	$—
Jacobs	—	$—
Mas	—	$—
Shalam	10,708	$87,056

(1) These columns include restricted stock granted pursuant to the Company’s Supplemental Executive Retirement Plan which have vested but are not issued. When issued, these awards will be settled in shares or in cash at the Company’s sole option. The amounts presented do not represent the actual value that will be recognized by the individuals upon issuance.

Nonqualified Deferred Compensation for Fiscal Year 2019

The table below provides information on the non-qualified deferred compensation of our Chairman and NEOs:

Name	Executive Contributions in Fiscal 2019 (1)	Registrant Contributions in Fiscal 2019 (2)	Aggregate Earnings in Fiscal 2019 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at February 28, 2019
Lavelle	$—	$250,000	$—	$(250,000)	$—
Stoehr	$—	$—	$—	$—	$—
Shelton	$297,956	$148,500	$3,001	$(19,652)	$429,805
Mas	$—	$—	$—	$—	$—
Jacobs	$—	$—	$—	$—	$—
Shalam	$—	$—	$—	$—	$—

(1)

Represents contributions made by Chairman of Voxx and Voxx NEOs into the Company’s deferred compensation plan. Such amounts are included in the salary or bonus column in the summary compensation table. Employees of Klipsch did not participate in the Company’s deferred compensation plan in Fiscal 2019.

(2)

Represents Company matching contributions to or funding of the Chairman’s and each NEOs deferred compensation account. Such amounts are included in the All Other Compensation column in the Summary Compensation Table, except for the funding of Mr. Lavelle’s deferred compensation account, which is included in the Salary column in the Summary Compensation Table.

(3)	Represents interest, dividends and changes in market value of the Chairman’s, each NEOs and employer contributed funds.

CEO Pay-Ratio Disclosure

In compliance with SEC rules, we are required to provide the relationship of the annual total compensation of the median of our employees (other than the CEO) and the annual total compensation of Patrick M. Lavelle, our Chief Executive Officer (the “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted by the SEC rules, in calculating the CEO pay ratio disclosure for Fiscal 2019, we continued to use the same median employee who was identified as the median employee for Fiscal 2018. Therefore, in determining our “median employee,” we used a consistently applied compensation measure with the following methodology, material assumptions, adjustments and estimates:

•

The Company selected December 31, 2017, which is within the last three months of our fiscal year, as the date for determining the employees to be considered in computing the pay ratio, and the twelve months ended December 31, 2017 as the measurement period.

•

We utilized the entire global population of 920 employees including full-time, part-time, seasonal and foreign employees without exercising the de minimis exception for any of our foreign or U.S. personnel. Local amounts were converted to U.S. dollars using the applicable rate of exchange in effect on December 31, 2017.

•

The Company chose “total taxable earnings” reported to the respective federal taxing authority for the calendar year 2017 as our consistently applied compensation measure. No cost-of-living adjustments were made. Earnings were annualized for employees who were employed on December 31, 2017 but did not work for the Company for the full fiscal year.

•	The median employee was identified as a product repair & service administration employee in one of our German locations.
•

“Total Annual Compensation” for the CEO and the median employee was based on the applicable instructions and interpretations used to calculate compensation to be reported in the Summary Compensation Table (“SCT”) included within this Proxy. To calculate the pay ratio, the total annual compensation of the median employee was converted from local currency to U.S. dollars using the rate of exchange in effect at February 28, 2019.

For Fiscal 2019, the annual total compensation of the median compensated of all our employee (other than the CEO) was $48,266, and the annual total compensation of our CEO was $1,440,557 as indicated in the Summary Compensation Table within the Compensation Discussion & Analysis above. Therefore, our median employee to CEO pay ratio was estimated to be approximately 1 to 30.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based on their compensation practices. Therefore, the ratio we report may not be comparable to the ratio reported by other companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (the “Nasdaq”). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq. To the Company’s knowledge, based solely upon a review of the copies of the forms received by the Company with respect to the fiscal year ended February 28, 2019, or written representations from reporting persons, we believe that our directors and executive officers have complied on a timely basis with all filing requirements applicable to them.

OTHER MATTERS

At the time of preparation of this Proxy Statement, neither the Board of Directors nor management know of any matters to be presented for action at the meeting other than as set forth in Proposals 1 and 2 of the Notice of Annual meeting and this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon according to their best judgment.

By order of the Board of Directors

JANINE RUSSO

Corporate Secretary

VOXX International Corporation

Orlando, Florida

June 6, 2019

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone, or (3) by mail. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

VOTE BY INTERNET - www.proxyvote.com
VOXX INTERNATIONAL CORPORATION 2351 J LAWSON BLVD. ORLANDO, FL 32824 ATTN: JANINE RUSSO

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

VOXX INTERNATIONAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Vote on Directors
1.	ELECTION OF DIRECTORS. To elect our board of seven directors; and	☐	☐	☐

Nominees:

Class A Shareholders vote:

01) Peter A. Lesser

02) Denise Waund Gibson

03) John Adamovich, Jr.

04) John J. Shalam

05) Patrick M. Lavelle

06) Charles M. Stoehr

07) Ari M. Shalam

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:						For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E23938-P91603

VOXX INTERNATIONAL CORPORATION

2351 J Lawson Blvd.

Orlando, FL 32824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 25, 2019

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of VOXX International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 25, 2019, at the Company’s New York Offices, 180 Marcus Boulevard, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side

VOTE BY INTERNET - www.proxyvote.com
VOXX INTERNATIONAL CORPORATION 2351 J LAWSON BLVD. ORLANDO, FL 32824 ATTN: JANINE RUSSO

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47881-P28475                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

VOXX INTERNATIONAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
Vote on Directors
1.	ELECTION OF DIRECTORS. To elect our board of four directors; and	☐	☐	☐

Nominees:

Class B Shareholders vote:

01) John J. Shalam

02) Patrick M. Lavelle

03) Charles M. Stoehr

04) Ari M. Shalam

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:						For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

VOXX INTERNATIONAL CORPORATION

2531 J Lawson Blvd

Orlando, FL 32824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 25, 2019

The undersigned appoints Patrick M. Lavelle and Charles M. Stoehr, each as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of VOXX International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 25, 2019, at the Company’s New York Offices, 180 Marcus Boulevard, Hauppauge, NY 11788 at 10:00 a.m., or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side